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                                                                    EXHIBIT 11.1


                              SILICON GAMING, INC.
          STATEMENT REGARDING COMPUTATION OF PRO FORMA LOSS PER SHARE
                    (In thousands, except per share amounts)
                                  (unaudited)
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                                                                                  THREE MONTHS               SIX MONTHS
                                                                                     ENDED                     ENDED
                                                                            ------------------------     ------------------------
                                                                            SEPTEMBER 30,   JUNE 30,     SEPTEMBER 30,   JUNE 30,
                                                                               1995           1996          1995           1996
                                                                            ------------    --------     -------------   --------
   Net loss...........................................................      $(1,321)      $(3,647)         $(2,055)    $(5,983)
                                                                            =======       =======          =======     =======
   Weighted average common shares outstanding.........................        2,023         3,605            2,015       3,420
   Weighted average preferred shares outstanding, as if converted.....          679           679              679         679
   Common shares, redeemable convertible preferred shares and options and warrants to purchase shares of common and redeemable convertible preferred shares granted (using the treasury stock method
     assuming on initial public offering price of $10.50)
     since July 31, 1995 included pursuant to Securities and
     Exchange Commission Rules........................................        5,528         7,232            5,362       6,123
                                                                            -------       -------          -------    --------
        Weighted average pro forma common and equivalent shares.......        8,230        11,516            8,056      10,222
                                                                            =======       =======          =======    ========

        Pro forma net loss per share..................................      $ (0.16)      $ (0.32)         $ (0.26)    $ (0.59)
                                                                            =======       =======          =======    ========
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